EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-179970, 333-176017, 333-166061, 333-153467, 333-150661, 333-146335, 333-144927, 333-142411, 333-140231 and 333-136998) and Forms S-8 (Nos. 333-139091 and 333-124290) of our report dated June 10, 2011, except for Notes 1, 2, 3, 4, 5, 6, 10, 12 and 14 as to which the date is April 19, 2012, with respect to the consolidated financial statements of Cinedigm Digital Cinema Corp. as of March 31, 2011 and 2010 and for each of the two years in the period ended March 31, 2011, included in this Current Report on Form 8-K filed on April 19, 2012.

/s/ EisnerAmper LLP

Edison,  New Jersey
April 19, 2012